Exhibit 99.2
CBIZ, Inc.
Fourth Quarter and Year End 2006 Conference Call
February 13, 2007
11:00 am Eastern Time
CORPORATE PARTICIPANTS
Steven Gerard
CBIZ, Inc — Chairman, CEO
Ware Grove
CBIZ, Inc — CFO, SVP
Jerry Grisko
CBIZ, Inc — President, COO
CONFERENCE CALL PARTICIPANTS
Jim Macdonald
First Analysis — Analyst
Jim Lane
Tripoint — Analyst
Amy Minella
Cardinal Capital Management — Analyst
Lenny Indovina
UBS — Analyst
Ross Nelson
CD Capital — Analyst
PRESENTATION

Operator
Good morning, ladies and gentlemen. And welcome to the CBIZ fourth quarter and year end 2006 conference call. [OPERATOR INSTRUCTIONS] Please note that this conference is being recorded.
I will now turn the call over to Mr. Steven Gerard, Chairman and CEO of CBIZ. Mr. Gerard you may begin.

Steven Gerard — CBIZ, Inc — Chairman, CEO
Thank you, and good morning everyone. Thank you for calling in to CBIZ’s fourth quarter and year end 2006 conference call. Before I begin with my comments, I would like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you are welcome to listen in; however, I ask that if you do have questions, you hold them for after the call. We will be happy to address your questions at that time. The call is also being webcast and you can access the call over our website, www.CBIZ.com.
You should have all received a copy of the release which we issued this morning. If you did not, you can access it on our website or you can call our corporate office for a copy. Finally, please remember that during the course of the call, we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements. Additional information concerning the factors that would cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10-K, and press releases. Joining me on the call this morning are Jerry Grisko, our President and Chief Operating Officer; and Ware Grove, our Chief Financial Officer.

Beginning of last year, we forecasted an aggressive plan for 2006, one which included a targeted revenue growth in the range of 8% to 10%, and an increase in earnings per share of 20% to 25%. This morning prior to the opening, we were pleased to announce our 2006 results and that we had successfully hit our targets, including an earnings per share number of $0.35 per share from continuing operations, which was a 25% increase over the 2005 results. This represents the fifth consecutive year that CBIZ reported earnings per share in excess of 20%. Notable in our 2006 results was the fact that each of our four business segments contributed to both our revenue and our earnings growth. The press release also recounted that in 2006 we continued our aggressive stock buyback program, and we successfully completed three acquisitions. At this point, I would like to turn this over to Ware to give you the details of the fourth quarter and the full-year results.

Ware Grove — CBIZ, Inc — CFO, SVP
Thanks, Steve. I want to take a few minutes to highlight some of the numbers we released earlier this morning, with our fourth quarter and full-year results for 2006. As you look at results for 2006, please be aware that in the fourth quarter we classified a small accounting business unit and one of our non-core national insurance business units, as discontinued operations. Results from these units are segregated and are reported in discontinued operations for 2006; and 2005 results have been restated to reflect this classification. The impact to revenue is approximately $13 million for the full year; however the impact on earnings is negligible.
For the fourth quarter ended December 31, 2006, total revenue was $144 million, an increase of 10.1% or $13.2 million, over revenue reported in the fourth quarter a year ago. Every business segment grew in the fourth quarter compared with a year ago. Same-unit revenue increased by $8.3 million or by 6.3%, in the fourth quarter compared with a year ago. Revenue from newly acquired businesses served to increase revenue by $4.9 million or by 3.8%, compared with the fourth quarter a year ago.
As you look at the fourth quarter results, you should be aware that CBIZ recorded an increase in expense of approximately $500,000 for stock compensation related to the adoption of FAS 123R. Of this expense, approximately $300,000 is reflected in operating expense, and approximately $200,000 is reflected in corporate, general and administrative expense. You should also take note that revenue in our mergers and acquisition business, which is included in our National Practices segment, declined by approximately $500,000 in the fourth quarter compared with the fourth quarter a year ago. Revenue in this operation is based on closing client merger transactions, which are unpredictable; so results in this unit tend to cause some variability in our revenue and margins from quarter to quarter. As we indicated earlier this year, we also have experienced a decline in our revenue associated with our Sarbanes-Oxley consulting business, which is included in our Financial Services segment. While this does not represent a significant portion of our total revenue, in the past this has been a higher margin business for us, so the operating margins in the fourth quarter compared with a year ago was impacted by the decline in this area. Earnings per share from continuing operations in the fourth quarter were $0.05 per fully diluted share.
For the full year total revenue was $601.1 million, which was an increase of 9.2% or $50.4 million over the full-year a year ago. Same-unit revenue grew by 5.9% or by $32.2 million. Revenue growth attributed to newly acquired businesses was $18.2 million, which contributed 3.3% to revenue growth compared with a year ago. Each business segment grew for the full year, and with same-unit revenue. Financial Services growing by 5.8%, Employee Services grew by 6.2%, Medical Management Professionals grew by 6.5%, and our National and Technology businesses grew by 3.9% for same-unit revenue growth. For the full year, expense related to stock compensation increased by approximately $1.6 million in connection with the adoption of FAS 123R. Approximately $1.1 million of this expense is reflected in operating expenses, with approximately $500,000 reflected in general and administrative expenses.
For the full year we were able to leverage the 9.2% growth in revenue, into a 25% growth in earnings per share. Earnings per share from continuing operations were $0.35 per fully diluted share, compared with $0.28 per share in 2005. You will note that margins on pre-tax income from continuing operations improved by 50 basis points in 2006 compared with 2005. This performance in 2006 is consistent with the financial performance goals we have consistently outlined, which are to grow revenue by approximately 10% a year and achieve a minimum of a 20% to 25% annual growth in earnings per share.
As we mentioned in the release this morning, CBIZ has continued to repurchase shares of common stock. For the full year 2006, we repurchased 9.7 million shares. I want to remind you that 6.6 million shares were repurchased in connection with closing the $100 million convertible note on May 30, and since that time we have repurchased an additional 3.1 million shares in open market activity through December 31, 2006. However, let me also emphasize that our priority for using capital continues to be in making strategic acquisitions, and we are continually working on a pipeline of potential acquisitions. At the same time, we also continue to evaluate share repurchases, and if repurchases are expected to be accretive to shareholders, we will repurchase shares if our cash flow and our balance sheet supports this activity. Since December of 2006, CBIZ has had in place a 10(b)5-1 program and we have repurchased an additional 1.3 million shares in 2007, at a cost of $8.8 million since December

31, 2006. At the close of business yesterday, February 12, CBIZ had no borrowings outstanding on our $100 million unsecured bank line of credit, so this borrowing facility remains available to fund operating needs and to fund potential future acquisitions.
Earlier this morning, CBIZ announced that our Board of Directors has extended their authorization to repurchase an additional 5 million shares through March 31, of 2008. You can conclude from this activity that the cash flow generated by our operations continues to be very strong. We made three acquisitions in 2006 that contributed $18.2 million to revenue growth. With these transactions, plus earn-out payments made for prior acquisitions, we’ve spent approximately $24.3 million for acquisition-related spending, plus the $74.4 million we spent on share repurchase activity during 2006. Capital spending for the full year in 2006 was $6.9 million.
Looking at the balance sheet, days sales outstanding on receivables was 67 days at December 31, 2006, and the ratio of debt to equity on the balance sheet was 46.2% at December 31, 2006. To sum up, we are pleased with our revenue growth of 9.2% in 2006 and we are extremely pleased to achieve a 25% growth in diluted earnings per share from continuing operations in 2006. Again, this performance is in line with our long-term goal which we had consistently expressed, to achieve an annual growth of at least 20% to 25% in earnings per share.
Now, as we look forward to 2007, we again expect to achieve revenue growth in a range of 8% to 10% over 2006, and we expect to achieve growth in earnings per share from continuing operations of at least 20% over the $0.35 per share recorded for 2006. EBITDA is expected to be approximately $70 million for 2007, compared with a $62.1 million reported for 2006. Considering the recent share repurchase activity to date, the diluted share count for 2007 is expected to be in a range of 68 to 70 million shares depending on the dilutive impact of outstanding stock options. So with these comments, I will conclude and I will turn it back over to Steve.

Steven Gerard — CBIZ, Inc — Chairman, CEO
Thank you, Ware. Just a few general comments. We were successful in 2006 in exceeding our cross serving target where we generated in excess of $15 million of first year revenue from our internal referral sources, up for the sixth consecutive year and up from the $13.5 million that we reported last year. In general, the business climate looks good for us. The economies are relatively strong, business activity is relatively good. Our acquisition pipeline continues to be strong in each of our major product areas.
Ware commented on the 2007 outlook. We will continue our focus on margin improvement and I will repeat what Ware said which is we are committed to our long-term goals of 10% top line growth and at least 20% bottom line growth. With that, I would like to stop and I would be happy to take questions from any of our shareholders or analysts.
QUESTION AND ANSWER

Operator
Thank you. [OPERATOR INSTRUCTIONS] The first question comes from Jim Macdonald from First Analysis. Please go ahead.

Jim Macdonald — First Analysis — Analyst
Good quarter and year, guys.

Steven Gerard — CBIZ, Inc — Chairman, CEO
Thanks, Jim.

Jim Macdonald — First Analysis — Analyst
Could you talk a little bit about what led to the rebound in same store sales and were any particular segments stronger than the others?

Ware Grove — CBIZ, Inc — CFO, SVP
Jim, the — I think when you talk about rebound, you’re talking about the slowdown we experienced in the third quarter versus full-year results and the fourth quarter results?

Jim Macdonald — First Analysis — Analyst
That’s correct.

Ware Grove — CBIZ, Inc — CFO, SVP
We’re happy with the full-year results approaching 6%, and that’s what we would expect longer term. You will remember when we talked about the third quarter, we talked about the third quarter typically being seasonally our most challenging quarter. It is after the first half tax and accounting push, and it is really before some of the year-end work kicks in, so we weren’t particularly concerned; remind you of our comments earlier, in that the third quarter call, it was a bit of an anomaly and we have — basically, we’re back on track, and I don’t think that the third quarter results were indicative of any long-term trend.

Steven Gerard — CBIZ, Inc — Chairman, CEO
Right. Well, we also had a little bit of an adjustment in the third quarter. I think you will recall that our medical practice business witnessed a little bit of a slowdown from the Medicare reimbursements when they were slowed up, and a lot of that was recaptured. It is very difficult in any one quarter, Jim. Just to look at a trend, and I think Ware correctly hit on it, there was nothing specific in the fourth quarter. It was just general business.

Jim Macdonald — First Analysis — Analyst
Financial Services seemed a bit — seemed strong versus what I would have expected. Any reason for that to really bounce back?

Ware Grove — CBIZ, Inc — CFO, SVP
No, again, I would just make the same comment. I think the second half, you’ve seen the second half in Financial Services, it is not as strong as the first half. In the first half of the year, we have a lot of recurring revenue associated with our tax work, and in the second half of the year, the business mix is more towards project work, consulting, and nonrecurring revenue. So it is harder to predict second half revenue. But the fourth quarter performance in Financial Services you’ve noted, was very good, and we’re happy with that.

Jim Macdonald — First Analysis — Analyst
Okay. And could you estimate, I know you hired [Audio Difficulties] for Financial Services to I think beef up for 2007. What kind of impact might be of that increase?

Ware Grove — CBIZ, Inc — CFO, SVP
Jim, we’re breaking up just a little bit. If I understand your question, we commented earlier in the year about the number of new hires in Financial Services.

Jim Macdonald — First Analysis — Analyst
Right. That’s what I’m asking about.

Ware Grove — CBIZ, Inc — CFO, SVP
Well that clearly, as we commented earlier, had some impact on our compensation costs and our margins in the second half of the year. But as we go into 2007, we’re looking to improve those margins over 2006 levels, and continue to grow Financial Services at a good rate.

Jim Macdonald — First Analysis — Analyst
Then let me just ask a guidance question and I will get off for a second. Could you kind of give some of the assumptions that are in your guidance for 2007 to get to — what level of acquisition, if any, is in your guidance, and kind of how do you get to the 8% to 10% revenue growth?

Steven Gerard — CBIZ, Inc — Chairman, CEO
We get to the 8% to 10% revenue growth by looking at the markets that we’re in, looking at the pricing opportunities we have, and how far our staff can push themselves; and quite frankly how far we can push the Company. We look at it by business segment, because each segment has different growth metrics assigned to it, and we set a target of what we think is do-able based on the resources we have and the resources we’ve acquired.
We do have a mechanism of breaking it down individually by business segment, but I don’t think we generally make that available. That is more for internal use. With respect to the minimum of 20% growth for ‘07, the last two years we’ve actually had acquisitions close at year-end or effective the first of the year, that we factored into the program so we had a good idea of what they are likely to be for the full year. This year, we didn’t close anything at year-end or January 1, so we’ve got an assumption in there of an acquisition or two based on the pipeline that we have. But quite frankly, we’re focused on that 20% minimum target whether we complete an acquisition or not. We think there is enough opportunity in the system to do that.

Jim Macdonald — First Analysis — Analyst
So specifically, I mean is there a particular group, I mean, do you expect MMP to get back to high double digit growth?

Steven Gerard — CBIZ, Inc — Chairman, CEO
We expect growth from all of our business segments. I think we’re expecting good growth out of the Financial Services group and out of the business, the Employee Services group. MMP, which has grown dramatically over the last seven years, may not grow quite as fast this year, but we sort of put it all together and look at it as a portfolio of companies, which is what gives us the comfort that we can hit that number.

Jim Macdonald — First Analysis — Analyst
Thanks. I will get back in queue.

Operator
The next question comes from Jim Lane from Tripoint. Please go ahead.

Jim Lane — Tripoint — Analyst
Hi, good morning. Can you hear me okay?

Steven Gerard — CBIZ, Inc — Chairman, CEO
Jim, we can. Thank you.

Jim Lane — Tripoint — Analyst
Thanks. I had three questions. First, on same-unit growth: There seemed to be a little bit of misunderstanding in the first — in the third quarter about just the year-over-year trends. I was just curious if you could comment a little bit about the upcoming comparisons for the first half of ‘07. Are there any particular — were there any particular large project work in the first half of ‘06 that would potentially make for difficult comparisons in the first half of ‘07 relative to your longer term goals for same-unit growth?

Steven Gerard — CBIZ, Inc — Chairman, CEO
There were no significant projects of the magnitude that would cause the meter to move in the first half of last year, to impact ‘07, the comparison with ‘07.

Jim Lane — Tripoint — Analyst
Okay, great. Secondly, I was just wondering if you can talk a little bit about the drivers of your expectations for positive operating leverage in ‘07. Obviously, with EBITDA growth expectation higher than revenue growth, is it that we put some fixed costs in place in the second half of ‘07 in the form of hiring additional professionals and you’re positive about revenue growth for ‘07? Is that where the bulk of the leverage comes from, operating leverage that is?

Ware Grove — CBIZ, Inc — CFO, SVP
Well, yes, we think we have considerable operating leverage built into the business at CBIZ. And when you think about our revenue growth, traditionally about half of that has come from price increases, and rates, and commission rates, and rates per hour that we bill clients; and the other half comes from an increase in volume of business that we do whether it be new clients or the hours billed per client. So that is basically where the revenue growth comes from.
And then when you turn to the cost structure, you think 30% of our cost is relatively fixed and that is in the office-related infrastructure. That’s the facilities costs, and all those related costs are essentially fixed or growing no faster than say inflation. Then it boils down to leveraging the compensation expense. And when you think about compensation in the Employee Services area, it is a variable compensation structure in that the producer earns a share of the incremental revenue, and the balance of the incremental revenue is left to pay the fixed costs and then contribute to margin improvement. The same thing is essentially true on the Financial Services side, so while we’ve been able to achieve a 50 basis points improvement this year, you’ve also noted that further margin improvement is possible in 2007, and that’s where it comes from.

Steven Gerard — CBIZ, Inc — Chairman, CEO
I think if you looked on our website, we post our investor presentation. One of the slides in the investor presentation, our targeted margin improvements that we think is do-able over time by business segment. And those targets really come from industry numbers that we take a look at and say, “Who is the best in the business, and how close can we get to them?” So we think from an external standpoint we have some improvement. From an internal standpoint, as Ware points out, it really is going to depend on our ability to better utilize our existing work force than we have before. But we’re making progress each year.

Jim Lane — Tripoint — Analyst
Okay. Great. Thank you. And then just my last question is: I’m wondering if you could speak to if any parts of your business are sensitive to the insurance rate environment right now, because certain insurance areas have been experiencing either a deceleration in premium rate growth, or actually some are actually experiencing declines. Is your revenue and operating margin sensitive to that at all?

Steven Gerard — CBIZ, Inc — Chairman, CEO
Our Employee Services group, which is primarily our health benefit insurance as well as our property and casualty insurance, is impacted by changes in commissions, changes in rates by the carriers. The property and casualty market which is the market that is being impacted the most today, is really a smaller part of our business, and we’re not seeing nor are we forecasting, significant declines on the benefit side.

Jim Lane — Tripoint — Analyst
Okay. Great. Thank you very much.

Operator
Next question comes from Amy Minella from Cardinal Capital Management.

Amy Minella — Cardinal Capital Management — Analyst
Good morning. Just a question on the numbers that you gave for the same-unit sales growth, the 5.8%, 6.2%, 6.5%, and 3.9%, was that for the fourth quarter or for the year?

Ware Grove — CBIZ, Inc — CFO, SVP
I’m sorry, that is for the full year.

Amy Minella — Cardinal Capital Management — Analyst
Okay. Do you have the Q4 numbers for those?

Ware Grove — CBIZ, Inc — CFO, SVP
The Q4 numbers were a bit stronger in each area. For Financial Services we were up same-unit 8.2%; Employee Services were up 8%; MMP was slightly lower at 3.4%; and National Practices was flat. And remember, that’s where I commented on the merger and acquisition business.

Amy Minella — Cardinal Capital Management — Analyst
Right. Thank you. And then just one more question. Could you expand a bit on what you think the acquisition environment looks like in the medical practice segment?

Steven Gerard — CBIZ, Inc — Chairman, CEO
In the medical practice segment, we completed one very large transaction the beginning of last year called TriMed, which has been very successful. We have a pipeline that is — that has more names on it now than we’ve had in the past, but I caution you that the mortality rate from pipelines are very, very high. We think there will continue to be opportunity in each of the medical practice areas: radiology, pathology, anesthesiology, and ER areas, so we think there will continue to be opportunity over the next year.

Amy Minella — Cardinal Capital Management — Analyst
Okay. Thank you very much.

Operator
The next question comes from Lenny Indovina from UBS. Please go ahead.

Lenny Indovina — UBS — Analyst
Hello, guys. Could you answer me a question? I’ve been listening to these conference calls for quite some time now and all the apparent great numbers that are expressed here, why doesn’t it translate into the price of the stock?

Steven Gerard — CBIZ, Inc — Chairman, CEO
Len, our job is to run the Company as effectively as we can and produce the kind of results we have. We can’t...we don’t know what drives it. We think that the — we know that we’re a little bit of a confusing story for some people because we’re in different businesses. We also understand that we’re hard to compare because there are not a lot of companies that are in the business — public companies that are in the business we’re in. We continue to be focused on improving the earnings per share and growing the revenue, and making this a bigger and stronger company. And we’re reasonably comfortable that as we continue our aggressive Investor Relations program, which we have, and as we continue to get the word out, more and more people will find the Company. There are a lot of small cap companies out there for somebody to look at, so we’re going to focus on running the business the best we can and kind of keep our fingers crossed that the market will take care of us appropriately.

Lenny Indovina — UBS — Analyst
Can I ask a second question here?

Steven Gerard — CBIZ, Inc — Chairman, CEO
Sure.

Lenny Indovina — UBS — Analyst
Very obviously my interest has always been in Employee Services and I look at the growth, the same-unit growth throughout the year, and I see that it went up dramatically from ‘05 to ‘06 and that was because Payroll was shifted out of National Practice into Employee Services. So is that growth that I see in Employee Services a reflection of Payroll being added to that sector?

Steven Gerard — CBIZ, Inc — Chairman, CEO
No Len, the — we make that adjustment when we do same store growth. We adjust both years, so we are always talking about apples to apples. The growth you saw in Employee Services came from a lot of hard work from the people in the Employee Services area.

Lenny Indovina — UBS — Analyst
Thank you.

Operator
The next question comes from Jim Macdonald from First Analysis with a follow-up. Please go ahead.

Jim Macdonald — First Analysis — Analyst
Taking one more look at MMP, any impact of the McKesson merger?

Steven Gerard — CBIZ, Inc — Chairman, CEO
I think it is fair to say we have not seen to date any impact of the McKesson merger of Per-Sé         . Our best guess is that people are taking a wait and see attitude with respect to what influence McKesson may have on Per-Sé . The hospital based physician piece of Per-Sé was significant to Per-Sé before the acquisition. It is now a $250 million piece of a $90 billion company, so people — I think the market is waiting to see how important it will be, what kind of investment they will make, whether they will make any changes. It is too soon to tell whether it will have any significant impact in the market, and we continue to grow our business regardless of what Per-Sé does.

Jim Macdonald — First Analysis — Analyst
Also, you announced a couple of contract wins, I believe in November that, I think, amounted to $3 million annually or something like that. When can we expect to see the impact of those? I don’t know that we saw that in the fourth quarter.

Steven Gerard — CBIZ, Inc — Chairman, CEO
You would not see them in the fourth quarter. I think you start to see them in the beginning of — I think one is in the beginning of ‘07, and one is three months later. There is usually a time delay before you actually see any real impact.

Jim Macdonald — First Analysis — Analyst
Okay. And just a number of technical points. Could you give a little more detail on other income in the quarter?

Ware Grove — CBIZ, Inc — CFO, SVP
Yes, Jim. The other income is where we recognize interest income on our short-term investments. So given the financing we did throughout the year and the pay down we had on the bank line of credit, we did temporarily have some short-term investments we held from time to time. So that was a little greater this year than typically it has been in prior years when we’re a net borrower on the credit facility. The other major component in other income represents what I will call contingent income or contingent revenue, based on operations that have been sold in prior years. We don’t necessarily plan on that income because it is contingent, but those are the two pieces that primarily run through other income.

Jim Macdonald — First Analysis — Analyst
Can we expect other income to continue going forward?

Ware Grove — CBIZ, Inc — CFO, SVP
We don’t really — I will say we should expect it to continue going forward, but what we do is we don’t count on it from a planning perspective because so much of it is contingent. So we look at other income, maybe at a level of perhaps roughly 50% of what you see in 2006.

Jim Macdonald — First Analysis — Analyst
Okay. And just quickly, Cap-Ex in the quarter? I think you gave the annual number.

Ware Grove — CBIZ, Inc — CFO, SVP
In the quarter it was, I think $1.9 million, Jim.

Jim Macdonald — First Analysis — Analyst
Okay. And then could you describe a little more the discontinued operations, what the issues were, and—?

Steven Gerard — CBIZ, Inc — Chairman, CEO
Well, we continue to look at the portfolio of companies. There are almost 70 different business units and we try to assess whether we think they have long-term growth possibilities and whether they fit the overall plan, either from a product standpoint or a geographic standpoint. From time to time we’re going to make a decision that a particular unit just doesn’t fit the plan, and when we make that decision and have reason to think that we will be able to dispose of it in the one-year time frame that the accounting rules require, we count it as a discontinued operation. I think Ware pointed out to you that the $10 million plus revenue impact had virtually no impact on the bottom line. That could give you another indication of why we decided it was — it should be a discontinued operation.

Jim Macdonald — First Analysis — Analyst
Okay. Thanks very much.

Operator
The question comes from Ross Nelson from CD Capital. Please go ahead.

Ross Nelson — CD Capital — Analyst
Hi, guys. Great quarter. Can you update us on the reauthorization of the — or the upping of the stock buyback program? Was that 5 million on top of a certain number that is left remaining or is that kind of the new total number? And then how much of that, all things held equal assuming the stock price doesn’t dramatically go up or down, how much of that would you assume for our modeling purposes would be accomplished by kind of year end ‘07?

Steven Gerard — CBIZ, Inc — Chairman, CEO
The Board authorization quite frankly was just a technical transaction. The current Board authorization expired in March of ‘07; so if you want to continue to have a plan, you need to have a reauthorization. It is not an incremental 5 million shares, it is just 5 million shares expiring in 2008. I would say publicly, that hypothetically if the Company had bought 5 million shares before March ‘08, then typically what a company does is it goes back to the Board if it wishes to and gets another authorization. So I would view that announcement this morning as one we had to make because the Board authorized it, but there is no — it is not signaling anything that was inconsistent with what you’ve seen over the last three or four years.
With respect to how many shares we might repurchase, we really don’t have a plan. As Ware pointed out, we’re going to continue to be opportunistic. We are going to continue to use our cash first for acquisitions; to the extent that we don’t have enough in any period of time, enough acquisitions, we will look to buy our shares back as long as they’re accretive. And in terms of modeling—.

Ware Grove — CBIZ, Inc — CFO, SVP
Ross, basically, as we look ahead and setting our 2007 guidance, we’re not assuming any level of further share repurchase because it is truly opportunistic. If market conditions warrant and we can accomplish share repurchases that are accretive to the shareholder, and the future pipeline of acquisition opportunities is not going to use our debt or borrowing capacity, then we would look at that as an opportunity to make additional share repurchases. But because acquisitions are clearly our first priority and really drive our behavior, and share repurchases are secondary to that, we really don’t assume a level of additional share repurchases.

Steven Gerard — CBIZ, Inc — Chairman, CEO
I think the important point there is that when you look at the projection for 2007 of 20% EPS growth, we have not assumed, as Ware said, any significant amount of shares in that forecast.

Ross Nelson — CD Capital — Analyst
Am I still on?

Steven Gerard — CBIZ, Inc — Chairman, CEO
Yes.

Ross Nelson — CD Capital — Analyst
Okay. So at current valuation, assuming you hit your $70 million number of EBITDA, I mean we look to be still around 7.5 times EBITDA which is frankly ridiculous relative to the comps, if one were to build a blended comp set. So one would assume that purchasing at this price would be considered opportunistic given the current valuation.

Ware Grove — CBIZ, Inc — CFO, SVP
Okay. Well, yes, Ross, and you’ve seen us, we just announced that through January, and through yesterday, we’ve been fairly active in the market.

Steven Gerard — CBIZ, Inc — Chairman, CEO
But the calculation of accretion isn’t driven off of EBITDA, as you know. It is a calculation of our borrowing costs versus the cost of the stock, opposite the stock price — and then that’s the way we tend to look at our decision, as opposed to current market multiple or EBITDA multiple.

Ross Nelson — CD Capital — Analyst
Okay. Fair enough. Thanks.

Operator
Mr. Gerard, at this time we have no additional questions.

Steven Gerard — CBIZ, Inc — Chairman, CEO
Okay. Well, thank you. Anyone who is listening who has additional questions you know you can always call Ware or me for — preferably Ware for the answers. I would like to take this opportunity to thank our shareholders for their continued support. You should know, as we tell you each year, the CBIZ company is committed to continue the kind of growth we’ve shown and the kind of performance you’ve been able to see over the last five years. And most importantly, to our staff, who is listening to this call, the congratulations and the thanks go to you, you do the work, you generate the revenue, you produce the earnings, you contributed to a very strong year, and we’re very appreciative. And with that, we will sign off and thank everyone.

Operator
Thank you for participating in the CBIZ fourth quarter and year-end 2006 conference call. This concludes the conference for today. You may all disconnect at this time.